EXHIBIT 15


November 4, 2004


The Shareholders and Board of Directors
American Express Company

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 2-46918, No. 2-59230, No. 2-64285, No. 2-73954, No. 2-89680, No.
33-01771, No. 33-02980, No. 33-28721, No. 33-33552, No. 33-36422, No.
33-48629, No. 33-62124, No. 33-65008, No. 33-53801, No. 333-12683, No.
333-41779, No. 333-52699, No. 333-73111, No. 333-38238, and No. 333-98479;
Form S-3 No. 2-89469, No. 33-43268, No. 33-50997, No. 333-32525, No.
333-45445, No. 333-47085, No. 333-55761, No. 333-51828, No. 333-113768 and
No. 333-117835) of American Express Company of our report dated November 4, 2004 relating to the unaudited consolidated interim financial statements of American Express Company that are included in its Form 10-Q for the three and nine-month periods ended September 30, 2004.


                                                     /s/ Ernst & Young LLP


New York, New York